[AMCOL Letterhead]

January 13, 2006

Via EDGAR
---------
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0306

Attention: Ms. April Sifford, Branch Chief

Re:        AMCOL International Corporation
           Form 10-K for the Fiscal Year Ended December 31, 2004 Filed March 31, 2005
           Form 10-K/A for the Fiscal Year Ended December 31, 2004 Filed April 29, 2005
           Form 10-Q for the Fiscal Quarter Ended June 30, 2005 Filed August 1, 2005 (collectively, the "Filings")
           File No. 001-14447

Ladies and Gentlemen:

           Pursuant to our discussions with Ryan Milne on Friday, January 13, 2006, we hereby advise you that AMCOL International Corporation intends to submit its response to the Commission's comment letter dated December 29, 2005 during the week of January 23, 2006.

           If you have any questions regarding these matters or require any additional information, please contact me at 847-506-6171.

Very truly yours,


/s/ Gary L. Castagna
--------------------------------
Gary L. Castagna
Senior Vice President,
Chief Financial Officer
and Principal Accounting Officer